Exhibit (d.6)

SCHEDULE A

Master Advisory Fee Waiver Agreement for iShares U.S. ETF Trust

(As of June 19-21, 2017)

(all percentages are expressed as a percentage of average daily net assets)

Fund	Advisory Fee Waiver	Last Day of Term
iShares Interest Rate Hedged Corporate Bond ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares iBoxx $ Investment Grade Corporate Bond ETF (LQD), after taking into account any fee waivers by LQD, plus 0.10%.	February 28, 2022

iShares Interest Rate Hedged High Yield Bond ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares iBoxx $ High Yield Corporate Bond ETF (HYG), after taking into account any fee waivers by HYG, plus 0.05%.	February 28, 2022

iShares Interest Rate Hedged 10+ Year Credit Bond ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares 10+ Year Credit Bond ETF (CLY), after taking into account any fee waivers by CLY, plus 0.10%.	February 28, 2022

iShares Interest Rate Hedged Emerging Markets Bond ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares J.P. Morgan USD Emerging Markets Bond ETF (EMB), after taking into account any fee waivers by EMB, plus 0.10%.	February 28, 2022

iShares Commodities Select Strategy ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other registered investment companies advised by BFA, or its affiliates.	February 29, 2024

iShares Edge U.S. Fixed Income Balanced Risk ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other registered investment companies advised by BFA, or its affiliates.	February 29, 2024

ISHARES U.S. ETF TRUST on behalf of each FUND		BLACKROCK FUND ADVISORS

By:	/s/ Jack Gee	By:	/s/ Deepa Damre
	Jack Gee		Deepa Damre
	Chief Financial Officer,		Managing Director
iShares U.S. ETF Trust

Dated: June 19-21, 2017

[Signature Page to Amended Schedule A of Master Advisory Fee Waiver Agreement]